ASSET PURCHASE AGREEMENT AND SETTLEMENT AGREEMENT

This Asset Purchase Agreement and Settlement Agreement (the "Agreement") is dated November ____, 2005 (the "Execution Date"), is by and among Steven Weiss, in his capacity as Chapter 7 Trustee (the "Trustee" or "Seller") for the estate of FiberCore, Inc. ("FiberCore") and Silica Tech, LLC or its assigns ("Buyer" or "Silica" or the "Secured Party").

RECITALS

[Recitals to be modified to reflect current status as of date of agreement.]

A. FiberCore filed a petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") on November 14, 2003, which case is pending in the United States Bankruptcy Court for the District of Massachusetts, Worcester, Massachusetts (the "Bankruptcy Court"), Case No. 03-46551 (the "Bankruptcy Case")

B. The Bankruptcy Case was converted to one under Chapter 7 of the Bankruptcy Code by order of the Bankruptcy Court dated October 6, 2004.

C. The Trustee was appointed as the Chapter 7 trustee for the estate of FiberCore on or about October 7, 2004.

D. The Trustee and FiberCore are sometimes referred to collectively herein as the "Seller".

E. By motion dated December 6, 2004 (the "Sale Motion"), the Trustee sought the authority of the Bankruptcy Court to sell essentially all of the assets of FiberCore to the Tyco, by auction procedure, pursuant to an asset purchase agreement between the parties (the "APA") .

F. By motion dated December 6, 2004 (the "Settlement Motion"), and in conjunction with the Sale Motion, the Trustee sought the authority of the Bankruptcy Court to resolve Tyco's claims against FiberCore, pursuant to a settlement agreement between the parties (the "Settlement Agreement") .

G. By orders entered January 28, 2005, the Bankruptcy Court approved both the Sale Motion and the Settlement Motion (collectively, the "Sale/Settlement Orders").

H. J-Fiber, as defined hereinafter, appealed the Sale/Settlement Orders, which appeal (the "Appeal") has been dismissed by agreement of the parties and an order of the First Circuit Bankruptcy Appellate Panel (the "BAP"). J-Fiber is controlled by former officers of the Debtor's wholly-owned German subsidiary, FiberCore-Jena. J-Fiber is operating the business of FiberCore -Jena following liquidation of FiberCore-Jena pursuant to German law.

I. By motion dated July 12, 2005, the Trustee sought the authority of the Bankruptcy Court to enter into certain compromises (the "J-Fiber Settlement") with J-Fiber and with Sparkasse Jena-Saale-Holzland Bank ("Sparkasse Bank"), which compromises included transfer of rights in assets subject to Tyco's security interest to J-Fiber and/or Sparkasse Bank.

Tyco filed an objection to the Trustee's motion on August 1, 2005. The J-Fiber Settlement and Tyco's objection have been withdrawn.

J. No bids or offers, other than the Tyco's original offer under the APA, resulted from the auction procedures followed pursuant to the provisions of the Sale Motion. Because of the Appeal, and a stay pending appeal granted by the BAP, the transactions contemplated by the Sale Motion, the APA, the Settlement Motion and the Settlement Agreement have not been consummated. Pursuant to, without limitation, Section 7.1(a) of the APA, the APA has been terminated. Pursuant to, without limitation, Section 5.01 of the Settlement Agreement, the Settlement Agreement has been terminated. The Sale Motion and the Settlement Motion have been withdrawn.

K. FiberCore executed a certain loan agreement (the "Loan Agreement") dated December 20, 2000 with Fleet National Bank (together with its predecessors and successors including successors by merger, "Fleet"), which established a credit facility in the maximum principal amount of $10,000,000.00.

L. Pursuant to the provisions of the Loan Agreement, FiberCore is the maker of a certain revolving credit note in the maximum principal amount of $10,000,000.00 dated December 20, 2000 (the "Note"). The Note was originally payable to Fleet. By limited guaranty dated as of December 20, 2000 (the "Guaranty"), Tyco guaranteed FiberCore's obligations under the Note to Fleet. Pursuant to, without limitation, that certain Guarantor Indemnification Agreement dated as of December 20, 2000 (the "Indemnification Agreement"), between FiberCore and Tyco (among others), FiberCore agreed, among other things, to reimburse Tyco for payments made by Tyco pursuant to the Guaranty.

M. The Loan Agreement, the Note, the Guaranty, the Indemnification Agreement and all related documents and all collateral, security and perfection documents (including without limitation, a Security Agreement (Multiple Collateral) dated as of December 20, 2000, a Pledge and Security Agreement dated as of December 20, 2000, and a Collateral Assignment of Patents and Trademarks and Security Agreement, dated as of December 20, 2000) pertaining thereto, and the Assignment Agreement, as defined hereinafter, and all related and other assignment documents, are referred to herein collectively as the "Loan Documents."

N. FiberCore defaulted under the terms of, with limitation, the Note and the Loan Documents. Following a demand for payment from Fleet under the Guaranty, by agreement dated August 22, 2003 between Fleet and Tyco (together will all related documents, the "Assignment Agreement"), Tyco purchased from Fleet, and Fleet sold, assigned and transferred to Tyco, all right, title and interest of Fleet in and to, without limitation, the Loan Agreement, the Note and the Loan Documents as of August 22, 2003. Tyco succeeded to all rights of Fleet under the Note, the Loan Agreement and the Loan Documents from and after August 22, 2003.

O. Silica purchased from Tyco, and Tyco sold, assigned and transferred to Silica, all right, title and interest of Tyco in and to, without limitation, the Loan Agreement, the Note and the Loan Documents, as of August 23, 2005. Accordingly, Silica is the holder of the Note and the beneficiary of the Loan Documents.

P. Pursuant to the provisions of the Loan Documents and applicable law, amounts outstanding under the Note and the Loan Documents are secured by first priority, perfected liens on essentially all of the assets of FiberCore (the "Collateral"). Pursuant to the provisions of the Loan Documents, FiberCore pledged, assigned, granted, conveyed, transferred, executed and delivered to Fleet liens and security interests on and in the Collateral, including, without limitation, FiberCore's intellectual property and FiberCore's equity interests in its subsidiaries (limited, however, to 65% of such interests in regard to foreign subsidiaries), all as more particularly described in the Loan Documents. As set forth above, Silica acquired Note and took assignment of the Loan Documents as of August 23, 2005. As holder of the Note and the assignee of the Loan Documents, Silica is the holder and beneficiary of the liens.

Q. As of November 14, 2003, the amounts outstanding under the Note, the Loan Agreement and the Loan Documents were at least as follows:

Principal	$ 8,499,998.89
Interest	$ 133,521.16
Default Interest	$ 85,088.89
Late Fees	$ 4,054.72
Fleet's Legal Charges	$ 4,375.00
Sub-total	$ 8,727,038.66
Legal Fees and Expenses	$ 54,486.54
Other Expenses (Consultant)	$ 26,921.00
TOTAL	$ 8,808,446.20

Q. FiberCore is also liable to Silica for additional interest, default interest, late charges, attorneys' fees, and other costs of collection accrued after the dates stated above, as provided in the Loan Documents and as allowed pursuant to applicable law. For purposes of this Agreement, the amount of the Silica claim shall be deemed to be at least $8,808,446.20.

R. As of August 23, 2005, Silica acquired from Tyco International Finance Alpha GmbH ("TIFA") a note made by FiberCore USA, Inc. ("FiberCore USA"), a wholly owned subsidiary of FiberCore, in the original principal amount of $1,500,000.00 dated December 20, 2002 (the "FiberCore USA Note") and a guaranty dated December 20, 2002 (the "FiberCore USA Guaranty") by which FiberCore guaranteed payment of the FiberCore USA Note. The FiberCore USA Note is in default, and FiberCore USA has not paid the amounts due under the FiberCore USA Note. As of January 30, 2004, the total amount outstanding under the FiberCore USA Note consisted of principal in the amount of $1,500,000.00, and interest in the amount of $71,708.15, for a total of $1,571,708.15, plus additional interest, costs of collection and other costs as provided under the FiberCore USA Note and pursuant to applicable law (the "FiberCore USA Claim").

S. According to FiberCore's Form 10-K dated May 19, 2003, Tyco Sigma Limited owned 1,352,375 shares of common stock of FiberCore, and Tyco Electronics Corporation owned 10,275,849 shares of common stock of FiberCore (collectively, the "Tyco Equity Interests") As of August 23, 2005, Silica acquired the Tyco Equity Interests from affiliates of Tyco.

T. Effective on the Closing Date (as defined below) and subject to and conditioned upon the Bankruptcy Court's approval, Seller desires to sell and Buyer desires to buy the Assets (as defined below).

U. Seller has determined that the offer of Buyer for the Assets set forth herein constitutes a fair and adequate purchase price, and in conjunction therewith, the parties desire to resolve the claims of Silica on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings (the schedules attached hereto contain additional defined terms used herein):

"*Acquired Claims*" shall have the meaning set forth on Schedule 2.1.

"*Affiliate*" or "*Affiliates*" shall mean with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

"*Agreement*" has the meaning set forth in the opening paragraph of this Agreement.

"*Ancillary Documents*" shall mean all conveyance and other documents necessary or convenient to the consummation of the transactions contemplated herein including, without limitation, (i) a Bill of Sale (in the form attached hereto as Exhibit A-1, (ii) an Assignment and Assumption of Contracts, Leases and Licenses, in the form attached hereto as Exhibit A-2, (iii) an Assignment and Assumption of Patents in the form attached hereto as Exhibit A-3, (iv) an Assignment and Assumption of Trademarks in the form attached hereto as Exhibit A-4, (v) an Assignment and Assumption of Copyrights in the form attached hereto as Exhibit A-5, and (vi) the stock certificates, stock powers or other indicia of ownership of the equity interests in the Subsidiaries that the Buyer elects to purchase hereunder.

"*Asset Allocation*" has the meaning set forth in Section 2.2.

"*Assets*" shall mean all of the tangible and intangible assets of FiberCore, except the Excluded Assets, but including, without limitation, the IP Books and Records, the Intellectual Property including, without limitation, patents, trademarks and copyrights, owned or held by

Seller that are used, intended to be used or useful in the Business, and including, without limitation, the assets listed on Schedule 2.1 and the Assumed Contracts.

"*Assumed Contracts*" shall mean all contracts, leases and licenses listed or described by category on Schedule 2.6.

"*Avoidance Actions*" means any actions not released hereunder that the Trustee may assert on behalf of the Estate for preferences, fraudulent conveyances and avoidance power claims and recoveries under one or more provisions of sections 542, 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code.

"*Bankruptcy Case*" has the meaning set forth in the recitals of this Agreement.

"*Bankruptcy Code*" has the meaning set forth in the recitals of this Agreement.

"*Bankruptcy Court*" has the meaning set forth in the recitals of this Agreement.

"*Business*" shall mean all business now or heretofore conducted by FiberCore.

"*Business Day*" shall mean any date, other than Saturday or Sunday, on which national banks are open for business in New York, New York.

"*Buyer*" has the meaning set forth in the introductory paragraph to this Agreement.

"*Chapter 7 Period*" shall mean the period from and after the entry of the order of the Bankruptcy Court converting the case to proceedings under Chapter 7.

"*Chapter 11 Period*" shall mean the period from the Petition Date until the entry of the order of the Bankruptcy Court converting the case to proceedings under Chapter 7.

"*Claim*" or "*Claims*" means a claim against Seller or their respective property, as such term is defined in section 101(5) of the Bankruptcy Code.

"*Closing*" shall mean the consummation of the purchase and sale of the Assets in accordance with the terms and conditions of this Agreement.

"*Closing Date*" shall mean the date approved by the Bankruptcy Court for the Closing to occur.

"*Commscope*" shall mean Commscope, Inc. of North Carolina.

"*Commscope Claim*" shall mean the Estate's claim against Commscope pending in adversary proceeding number 03-4317 in the Bankruptcy Case.

"*Commscope Retained Proceeds*" shall have the meaning provided in Section 2A 1 hereof.

"*Commscope Settlement Motion*" shall mean the motion of the Trustee filed pursuant to Fed.R.Bankr.P. 9019 for approval of a settlement of the Commscope Claim with Commscope, with the payment of the sum of $275,000.00 by Commscope to the Estate.

"*Cure Costs*" has the meaning set forth in Section 2.6(b).

"*Estate*" means the estates created for FiberCore in its Bankruptcy Case pursuant to section 541 of the Bankruptcy Code.

"*Excluded Assets*" shall mean (i) the stock or other ownership interest of FiberCore; (ii) any assets of Seller set forth on Schedule 2.1A, (iii) any contract that is not an Assumed Contract, and all rights of Seller under any such contracts, (iv) all Avoidance Actions, and (v) the right to the Purchase Price and other rights granted to Seller under this Agreement.

"*Execution Date*" has the meaning set forth in the opening paragraph of this Agreement.

"*FiberCore Jena*" shall mean FiberCore Jena AG, a wholly owned subsidiary of FiberCore.

"*Filing Date*" shall mean November 14, 2003.

"*Final Order*" shall mean (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or motion for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings or motion for reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, motion for reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or motion for reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired.

"*Intellectual Property*" shall mean, both foreign and domestic, (i) all inventions (whether patentable or not patentable and whether or not reduced to practice) and improvements thereto, (ii) all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including, without limitation, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship, including, without limitation, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and all moral rights, (iv) all databases, data compilations and data collections, (v) all trade secrets and confidential information (including, without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vi) all domain names, web addresses and websites, (vii) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (viii) all other intellectual property and other rights, (ix) all licenses pertaining to the foregoing, (x) all copies and tangible embodiments of all of the

foregoing (i) through (ix), and (xi) without limitation, the items listed on Schedule 3.3 whether owned by FiberCore or any of its subsidiaries.

"IP Books and Records" shall mean all business records, books, files, ledgers, documents, correspondence, emails, email servers owned or controlled by the Seller, including without limitation, any of the subsidiaries of FiberCore, confidential and otherwise, in whatever form (including, without limitation, electronic), wherever located, which relate to the Intellectual Property, including, without limitation, market information, equipment design drawings, schematics or information, sales aids, customer and supplier lists, files, records and data.

"J-Fiber" means J-Fiber GmbH.

"Law" or *"Laws"* shall mean all federal, state, provincial, territorial, local or foreign laws, including, without limitation, common law, orders, writs, injunctions, decrees, codes, guidelines, policies, ordinances, awards, stipulations, judgments, directions, requirements, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including, without limitation, the Bankruptcy Code.

"Lender Claims" shall have the meaning set forth on Schedule 2.1.

"Lien" shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

"Other Jena Claims" shall have the meaning set forth on Schedule 2.1A.

"Other Claims Proceeds" shall mean the gross proceeds of the Other Jena Claims.

"Permits" shall mean all permits, licenses, confirmations, franchises, notices and authorizations issued by any governmental authority that relate to or otherwise are used or are necessary in connection with Seller's operation of the Business.

"Person" or *"Persons"* shall mean any individual, company, corporation, association, partnership, limited liability company, firm, joint venture, trust, or governmental authority.

"Principals" shall mean Steven Phillips, Mohd Aslami and Charles DeLuca, the principals of Silica.

"Purchase Price" has the meaning set forth in Section 2.1(c).

"Sale Order" shall mean the order of the Bankruptcy Court approving the transactions and agreements contemplated hereunder pursuant to, without limitation, sections 363 and 365 of the Bankruptcy Code, and Fed.R.Bankr.P. 9019, in form and substance agreeable to the Buyer in its sole discretion.

"Secured Party" means the party that holds all right, title and interest in and to the Loan Documents.

"Secured Party Sale" shall mean the transaction described in Section 2.1(b), which transaction shall be conducted at the sole option of the Secured Party.

"*Seller*" shall mean the Trustee, on his own behalf in his capacity as Chapter 7 trustee and on behalf of FiberCore, Inc. and the Estate.

"*Silica Claim*" has the meaning set forth in section 2.1(c) hereof.

"*Silica Commscope Payment*" shall have the meaning provided in Section 2A.1 hereof.

"*Silica Brightwave Payment*" shall have the meaning provided in Section 2A.1 hereof.

"*Silica Deficiency Claim*" shall mean the amount of the Silica Claim minus the Silica Commscope Payment, minus the Other Claims Proceeds, and minus the amount of the Silica Purchase Price.

"*Silica Purchase Price*" shall have the same meaning as Purchase Price set forth herein.

"*Silica Remaining Claim*" shall have the meaning provided in Section 2A.3 hereof.

"*Stock Power*" shall mean the stock powers for the Subsidiaries, as applicable, substantially in the form attached hereto as Exhibit B.

"*Subsidiaries*" shall mean the wholly or partially owned subsidiaries, whether foreign or domestic, of FiberCore, the equity interests of which the Buyer elects to purchase hereunder pursuant to the provisions of Section 2.7 hereof.

"*Subsidiaries' Stock*" shall mean the stock certificates or other indicia of ownership of equity interests of the Subsidiaries that the Buyer elects to purchase hereunder pursuant to the provisions of Section 2.7 hereof.

"*Surviving Claims*" shall mean the rights of J-Fiber, if any, in and to certain patents that are all of (i) superior to the rights of the Trustee in the patents and (ii) superior to the rights of the Secured Party with respect to its security interest in the Assets and (iii) superior to the rights of any buyer of the patents from either the Trustee or the Secured Party. The purpose of this provision is to ensure that any rights of J-Fiber to the patents are neither enhanced or diminished by this Agreement. Accordingly, for rights to be "superior" means that the Trustee and/or the Secured Party, as applicable, (i) could not have established better rights than J-Fiber in and to the patents under the Bankruptcy Code or any other applicable law and (ii) could not have sold its rights to a buyer of any nature who could take the patents free and clear of any rights of J-Fiber.

"*Tax*" or "*Taxes*" shall mean all federal, state, local, foreign or provincial taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees' income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any governmental authority, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any governmental authority (including any interest or penalties with respect to such Taxes).

"*Termination Event*" shall mean any of the events set forth in Section 7.1.

ARTICLE II
PURCHASE OF ASSETS

2.1 Purchase. The sale of the Assets to the Buyer shall be simultaneously (i) a sale by the Trustee pursuant to Section 363 of the Bankruptcy Code and (ii) a sale by the Secured Party by foreclosure of the security interest of the Secured Party, each in conjunction with the other, provided, however, that Silica as Secured Party may at its sole option and in its sole discretion elect not to proceed with the Secured Party Sale and proceed only with the sale in clause (i).

(a) *Sale pursuant to Section 363 of the Bankruptcy Code.* Subject to the approval by the Bankruptcy Court pursuant to the Sale Order, and upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey, and deliver the Assets including, without limitation, the Assumed Contracts and the Intellectual Property to the Buyer, free and clear of all Liens, Claims and encumbrances, and Buyer shall purchase and accept, all right, title and interest of Seller in and to the Assets, including, without limitation, the Assumed Contracts; provided, however, that the Assets shall be conveyed to the Buyer subject to the Surviving Claims, and provided further, however, that (a) nothing herein or in the any order in the Bankruptcy Cases approving this Agreement or any related document shall constitute or be deemed in any manner an adjudication of the validity of the Surviving Claims of J-Fiber, and (b) the Surviving Claims, if any, shall be *in rem* against the patents to which such Surviving Claims attach and shall not in any manner constitute claims against the Buyer. J-Fiber shall have no claim to any right to any of the Intellectual Property that does not meet the definition of Surviving Claims. The Buyer shall not acquire the Excluded Assets hereunder.

(b) *Secured Party Sale.* Simultaneous and coincident with the Seller's sale to the Buyer, the Secured Party may conduct a secured party sale (the "Secured Party Sale") by which the Secured Party shall sell, transfer, assign, convey, and deliver the Assets including, without limitation, the Assumed Contracts and the Intellectual Property, to the Buyer, free and clear of all Liens, Claims and encumbrances, and Buyer shall purchase and accept, all right, title and interest of Seller in and to the Assets, including, without limitation, the Assumed Contracts; provided, however, that (a) nothing herein or in the any order in the Bankruptcy Cases approving this Agreement or any related document shall constitute or be deemed in any manner an adjudication of the validity of the Surviving Claims of J-Fiber, and (b) the Surviving Claims, if any, shall be *in rem* against the patents to which such Surviving Claims attach and shall not in any manner constitute claims against the Buyer. J-Fiber shall have no claim to any right to any of the Intellectual Property that does not meet the definition of Surviving Claims. The Buyer shall neither acquire nor sell the Excluded Assets hereunder. Approval of this Agreement by the Bankruptcy Court shall constitute relief from the automatic stay pursuant to Section 362(d) of the Bankruptcy Code to the full extent necessary to conduct the Secured Party Sale.

(c) *Silica Claim.* The Buyer is the holder, without limitation, of a certain Claim against FiberCore and its Estate, which Claim is secured by a first priority lien against essentially all of the assets of FiberCore and its Estate, and which Claim, as of the Filing Date, was in the minimum amount of $8,808,446.20 (the "Silica Claim").

(d) *Purchase Price*. The Purchase Price for the Assets (the "Purchase Price") is the sum of $1,100,000.00. In the event any competing offer for the Assets is pending, Buyer reserves the right to increase the amount of the Purchase Price hereunder. No amount of the Purchase Price shall be payable by the Buyer in cash unless the Purchase Price exceeds the amount of the Silica Claim. The Purchase Price shall be paid and satisfied by the Buyer in the form of a credit against the Silica Claim up to the amount of the Silica Claim.

(e) Upon the Closing of the sale hereunder, the Silica Claim shall be treated in accordance with the provisions of this Agreement. In the event any competing offer for any or all of the Assets is accepted by the Trustee, the proceeds of such sale constitute collateral of the Secured Party, and will be paid to Silica up to the amount of the Silica Claim.

2.2 Allocation of Purchase Price. Buyer and Seller agree, for tax purposes only, to allocate the Purchase Price for the Assets as set forth on Schedule 2.2 (the "Asset Allocation"). The Asset Allocation shall be completed in the manner required by Section 1060 of the Internal Revenue Code and the applicable Treasury Regulations promulgated thereunder Buyer and Seller further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Internal Revenue Code and the applicable Treasury Regulations promulgated thereunder, including, without limitation, the timely preparation and filing of Form 8594 based on the Asset Allocation. Buyer and Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

2.3 No Assumption of Liabilities. Buyer is not assuming and shall not assume or become liable directly, indirectly, contingently or otherwise for any liabilities of FiberCore, the Trustee or the Seller, or for any liabilities associated with the Assets, the Business, or the Assumed Contracts, except for liabilities, if any, arising and accruing under Assumed Contracts for periods after the Closing Date, but excluding the Cure Costs. Buyer shall pay filing fees incidental to the transfer of the Intellectual Property directly to the respective filing authority or agency.

2.4 Closing. The Closing shall occur within three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VI (or on such other date or at such other time and place as the parties shall agree in writing). The Closing shall take place at the offices of counsel for the Trustee or at such other location mutually agreeable to the Seller and the Buyer.

2.5 Closing Deliveries.

(a) At the Closing, unless waived by Seller, Buyer shall deliver, or execute and deliver, as applicable, to (or on behalf of) Seller:

(i) the Ancillary Documents to which Buyer is a party;

(ii) a certificate, dated as of the Closing Date, executed on behalf of Buyer, certifying in such detail as Seller may reasonably request that the conditions to Closing specified in Sections 6.1 and 6.3 have been satisfied or waived; and

(iii) all other documents, certificates, instruments or writings reasonably requested by Seller in connection herewith.

(b) At the Closing, unless waived by Buyer, the Seller, the Trustee and/or FiberCore, as applicable, shall deliver or cause to be delivered, or execute and deliver, as applicable, to Buyer:

(i) the Ancillary Documents to which the Seller is a party;

(ii) the Subsidiaries' Stock and the Stock Powers;

(iii) a certificate, dated as of the Closing Date, executed on behalf of Seller, certifying in such detail as Buyer may reasonably request that the conditions to Closing specified in Sections 6.1 and 6.2 have been satisfied or waived;

(iv) copies of the Sale Order and any other necessary orders of the Bankruptcy Court approving the performance by Seller of its obligations under this Agreement, and any other relevant orders of the Bankruptcy Court, and all such orders shall be Final Orders; and

(v) all other documents as necessary to effectuate the transactions contemplated hereunder.

2.6 Assignment and Assumption of Contracts.

(a) Subject to the terms and conditions set forth in this Agreement and subject to the approval of the Bankruptcy Court and pursuant to the Sale Order, Seller will sell, assign and transfer to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code (or to the extent not subject to Sections 363 and 365 of the Bankruptcy Code, including without limitation in the case of the Secured Party Sale, pursuant to otherwise applicable law), effective on the Closing Date, all of their respective right, title, and interest in and to, and Buyer will take assignment of and assume, all such right, title and interest in the Assumed Contracts.

(b) Seller shall promptly cure all defaults, whether arising before or after the Filing Date but prior to the Closing Date, with respect to the Assumed Contracts (the actual amounts of such defaults being referred to as the "Cure Costs"), simultaneous with Closing. Set forth on Schedule 2.6 attached hereto is a list of the cure costs that Seller believes it would be required to pay, as of the date hereof, to assume (under Section 365 of the Bankruptcy Code) the Assumed Contracts. Buyer shall have the right to exclude from the Assets any and all of the Assumed Contracts. Buyer shall exercise its right of excluding Assumed Contracts by giving written notice to Seller, on or before the first (1st) Business Day preceding the Closing Date, specifying the particular Assumed Contract to be excluded from the transactions contemplated hereby. Failure of Buyer to timely deliver such written notice shall be construed as Buyer's election to have all Assumed Contracts included in the Assets. There shall be no reduction of the Purchase Price due to the exclusion of one or more Assumed Contracts. Buyer shall have no obligation to pay or to dispute any Cure Costs and the Assumed Contracts shall be transferred to Buyer free and clear of all the Cure Costs.

2.7 Purchase of Subsidiaries' Stock. Notwithstanding anything to the contrary contained in this Agreement, the Subsidiaries' Stock shall be included in the Assets.

ARTICLE II-A
RESOLUTION OF CLAIMS

2A.1(A) Commscope Settlement. Buyer shall withdraw or cause the withdrawal of the pending objection to the Trustee's Commscope Settlement Motion. Immediately upon entry of an Order approving this Agreement, the Estate shall remit to Buyer the sum of $75,000.00 from the proceeds of the Trustee's Commscope Settlement, free and clear of all liens, claims and encumbrances (the "Silica Commscope Payment). The Estate shall retain the sum of $200,000 from the Commscope Settlement plus accrued interest.

(B) Brightwave Claim. The claims of FiberCore against OFS/Fitel/Brightwave (the "Brightwave Claim") shall be retained and prosecuted by the Estate. The proceeds thereof shall be payable as follows: first, such proceeds shall be used in payment of the Trustee's allowed legal fees and expenses in pursuing the Brightwave Claim (without prejudice to Silica's right to object to such fees and expenses); thereafter, fifty percent (50%) of the remainder of such proceeds shall be payable to Silica (the "Silica Brightwave Payment"), and fifty percent (50%) of the remainder of such proceeds shall be retained by the Estate.

(C) Claims Prosecuted By Buyer The Acquired Claims, which are transferred to the Buyer hereunder, shall be prosecuted, compromised, settled or abandoned by the Buyer in its sole and absolute discretion and without any obligation or liability to Seller of any kind whatsoever. The proceeds of the Acquired Claims, if any, shall be payable as follows: first, such proceeds shall be used in payment of the Buyer's legal fees and expenses in pursuing the Acquired Claims; thereafter, sixty-five percent (65%) of the remainder of such proceeds shall be retained by Silica, and thirty-five percent (35%) of the remainder of such proceeds shall be paid to the Estate.

2A.2 Application of Credit Bid. The Buyer shall not pay cash for the Assets. Upon the closing of the Buyer's purchase of the Assets under this Agreement, the Purchase Price hereunder (as may be adjusted at Silica's option pursuant to section 2.1(d)) shall be credited against the amount of the Silica Claim, and the amount of the Silica Claim shall be reduced by such amount pursuant to Section 363(k) of the Bankruptcy Code.

2A.3 Silica Remaining Claim. Upon the closing of the Buyer's purchase of the Assets hereunder, and upon Silica's receipt of the Silica Commscope Payment, and upon Silica's receipt of the Silica Brightwave Payment, as applicable, and upon Silica's receipt of the Other Claims Proceeds, Silica shall retain a general unsecured claim against the Estate in the amount of the lesser of (i) the Silica Deficiency Claim, and (ii) $7,500,000.00 (the "Silica Remaining Claim"). Silica shall receive from the Estate its pro rata share of assets for distribution to general unsecured creditors on account of the Silica Remaining Claim.

2A.4 Silica Liens. To secure the Silica Claim and the Silica Remaining Claim, Silica shall retain first priority perfected liens on (i) the Other Jena Claims and the proceeds thereof,

until Silica's receipt of the Other Claims Proceeds, (ii) the Commscope Claim and the proceeds thereof, until Silica's receipt of the Silica Commscope Payment, and (iii) the Brightwave Claim, and the proceeds thereof, until Silica's receipt of the Silica Brightwave Payment, as applicable. Upon the closing of the sale of the Assets to Silica, Silica's liens on the Excluded Assets and all assets of FiberCore and the Estate shall be deemed released, except as provided in this Section 2A.4 and except as provided in Sections 2A.5, 2A.6 and 2A.7 hereof.

2A.5 FiberCore USA. Notwithstanding any other provision of this Agreement, the equipment located in California associated with FiberCore USA is not being sold hereunder, and the liens and claims of Silica as successor to Tyco and/or TIFA against FiberCore and/or FiberCore USA in regard to such equipment and in regard to the FiberCore USA Claim, the FiberCore USA Note, the FiberCore USA Guaranty, the related security and other documents, and any collateral pertaining to any of the foregoing shall not be affected by this Agreement. The equipment associated with FiberCore USA does not constitute property of the estate pursuant to section 541 of the Bankruptcy Code. The parties acknowledge that relief from the automatic stay pursuant to Section 362(d) of the Bankruptcy Code is not necessary for the Secured Party to exercise its rights and remedies with respect to equipment associated with FiberCore USA.

2A.6 Administrative Priority Claims of Principals. Each of the Principals may file with the Court and serve on the Trustee one or more requests for payment of administrative claims. The Trustee shall have 30 days following the service of each such claim to allow or object to the allowance of such claim. The Principals agree to the following compromise in the payment of their allowed administrative claims. To the extent that the aggregate amount of allowed administrative claims of Principals for the Chapter 11 Period exceeds $100,000, the Principals will not seek payment of the amount by which aggregate allowed administrative claims of Principal for the Chapter 11 Period exceeds $100,000 (such sum, the "Excess") from proceeds of the estate from the Commscope Claim. Payment of allowed administrative claims of the Principals for (i) the Chapter 7 Period shall be paid *pari passu* with all other allowed administrative claims for the Chapter 7 Period; (ii) for the first $100,000 of the Chapter 11 Period shall be paid *pari passu* with all other allowed administrative claims for the Chapter 11 Period. Payment of the Excess shall be subordinated in the proceeds of the estate from the Commscope Claim only to the payment in full of all other allowed administrative claims. Payment of the Excess from funds other than the proceeds of the estate from the Commscope Claim shall be paid *pari passu* with all other allowed Chapter 11 administrative claims.

2A.7 Reservation. Notwithstanding any other provision of this Agreement, this Agreement shall have no effect on the Tyco Equity Interests. Except as explicitly stated herein, Silica retains all of its rights under the Loan Documents including, without limitation, the Indemnification Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrant to Buyer as of the Execution Date and the Closing Date as follows:

3.1 Authority. Subject to the approval of the Bankruptcy Court, Seller has the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which he is or will be a party, and to perform its obligations hereunder and under any such Ancillary Documents. Subject to the approval of the Bankruptcy Court, as applicable, this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Each of the Ancillary Documents, when executed and delivered by the Seller, shall constitute a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms.

3.2 No Third Party Options. Except for this Agreement and any Ancillary Documents to which Seller is or will be a party or by which the Seller will be bound, there are no existing agreements, options, rights of first refusal or commitments granting to any Person the right to acquire any of the right, title or interest of Seller in or to any Assets, other than the sale of inventory in the ordinary course of business.

3.3 Intellectual Property. Seller owns good and transferable title to all of the Intellectual Property except for the Surviving Claims asserted by J-Fiber. Except for any items indicated on Schedule 3.3, all Intellectual Property is in the possession or control of the Seller. Schedule 3.3 includes a listing of all of the issued patents, the issued trademark, service mark and copyright registrations and the pending patent, trademark and copyright applications for Intellectual Property that are owned by Seller. Schedule 3.3 also includes a listing of all licenses and other agreements to which Seller is a party that authorizes any other Person to use any Intellectual Property and also includes a listing of all licenses and other agreements pursuant to which Intellectual Property that is used in and material to the operation of the Business and owned by Persons other than the Seller is licensed to Seller. Except as set forth on Schedule 3.3, the Seller has not been notified in writing, that it is or may be infringing any patents, trade secrets, trademarks, trade names, service marks, service names, copyrights or other Intellectual Property of any third party and, to the knowledge of the Seller, there is no continuing infringement of the Intellectual Property of Seller by other Persons. Except as set forth in Schedule 3.3, the Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property, or restricting the licensing thereof by Seller to any Person and the issued patents and the issued trademark, service mark and copyright registrations listed on Schedule 3.3 have not lapsed, expired or been cancelled.

3.4 Assets. Except for the Surviving Claims asserted by J-Fiber, Seller has good and marketable title in and to the Assets.

3.5 Permits; Compliance with Laws. Schedule 3.5 sets forth a true, complete and accurate list of all Permits. All material Permits issued to Seller are in full force and effect. Except as set forth in Schedule 3.5, no outstanding violations are or have been recorded in respect of any of the Permits. The operation of the Business complies in all material respects with all Laws and the requirements and conditions of all Permits, including, without limitation, all applicable operating certificates and authorities, and all other rules, regulations, directives and policies of all Governmental Authorities having jurisdiction over the Business. No proceeding is pending or, to Seller's knowledge, threatened to revoke, withdraw or limit any such Permit, and to Seller's knowledge, there is no fact, error or admission relevant to any Permit that would

permit the violation of or revocation, withdrawal or limitation or result in the threatened violation of or revocation, withdrawal or limitation of any such Permit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date as follows:

4.1 Authority. Subject to the approval of the Bankruptcy Court (to the extent applicable), Buyer has the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which it is or will be a party, and to perform its obligations hereunder and under any such Ancillary Documents. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been (or will be at the time of execution thereof) duly authorized by all necessary corporate action on the part of Buyer, and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Subject to the approval of the Bankruptcy Court, as applicable, this Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and (b) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Ancillary Documents, when executed and delivered by Buyer, shall constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and (ii) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 As Is Sale. Buyer acknowledges that as of the date hereof, Buyer has become familiar with the assets, liabilities, and operations that comprise the Assets. Buyer understands that, except as specifically set forth in this Agreement, neither the Seller nor the Secured Party are or will be making any representation or warranty, express or implied, except as contained herein and in the Ancillary Documents, and that the Assets and the businesses being transferred to Buyer are to be conveyed hereunder "AS IS, WHERE IS" on the Closing Date, and in their then present condition. In entering into this Agreement, Buyer is relying upon Buyer's own due diligence investigation and examination of the Assets, which investigation and examination have been completed to Buyer's satisfaction as of the date hereof. In any event, except as otherwise expressly set forth in this Agreement or in the Ancillary Documents, neither the Seller nor the Secured Party are making any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible Assets being transferred, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

ARTICLE V
COVENANTS

5.1 Access. Prior to the Closing, upon reasonable notice from Buyer, and subject to the provisions of any applicable lease or sublease, Seller shall afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to the Assets, business, employees, facilities and IP Books and Records of Seller relating to the Business, so as to afford Buyer full opportunity to make such review, examination and investigation of the Business as Buyer determines is reasonably necessary in connection with the consummation of the transactions contemplated hereby. Seller shall promptly provide to Buyer all documents and materials relating to the Assumed Contracts or any portion thereof, and otherwise cooperate with Buyer, to the extent reasonably necessary in connection with Buyer's preparation for or participation in any part of the Bankruptcy Case in which Buyer's participation is necessary, required or reasonably appropriate. Seller shall promptly deliver to Buyer all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Buyer may reasonably request. Seller shall also execute and deliver any consents or waivers necessary to provide Buyer access to the work papers of Seller's independent accountants. In addition, Seller shall obtain Buyer's prior consent before issuing any press release or public statement outside the Bankruptcy Court concerning, in whole or in part, the transactions contemplated by this Agreement.

5.2 Current Actions. Except as expressly contemplated by this Agreement or as otherwise consented to by Buyer in writing, during the period from the date of this Agreement and continuing until the Closing, Seller shall:

(a) not take or omit to take any action as a result of which any representation or warranty of Seller made in Article III would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action, and promptly notify Buyer in writing of any event, development or circumstance that could reasonably be expected to result in any of such representations and warranties no longer being true, complete and accurate

(b) cease all negotiations with J-Fiber with respect to an alternative disposition of any of the Assets including without limitation the Intellectual Property, withdraw the Trustee's pending motion to approve any settlement with J-Fiber and seek cancellation of the pending hearing on the same, provided, however, this provision shall not prohibit Seller from fulfilling its obligations under the Bankruptcy Code and federal and local bankruptcy rules to enter into discussions with or respond to inquiries or counteroffers from any party;

(c) assist Silica with respect to this Agreement and the Assets to the fullest extent possible;

(d) not (i) sell or dispose of any Asset, (ii) voluntarily grant any Lien (except a Permitted Lien) on any Asset or allow any such voluntary Lien (except a Permitted Lien) to occur or to be created or (iii) waive, release, grant, transfer or permit to lapse any rights of material value, other than Excluded Assets or sales of assets and services in the ordinary course as presently conducted and consistent with past practice;

(e) not assign, modify or cancel any Assumed Contract; and

(f) notify Buyer in writing of any material change in any of the information contained in the representations and warranties made by Seller in Article III hereof or any exhibits or schedules referred to herein or attached hereto, and shall promptly furnish any information that Buyer may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by Seller in Article III or any exhibits or schedules referred to herein or attached hereto.

5.3 No Inconsistent Action. Seller shall not take any action that is materially inconsistent with Seller's obligations under this Agreement.

5.4 All Reasonable Efforts. Without limiting the ability of either party to use discretion in exercising its rights pursuant to this Agreement, prior to the Closing, each of the parties shall use reasonable efforts to (i) satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby and (ii) take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.5 Further Assurances. From time to time from and after the date of this Agreement, including, without limitation, following the Closing, Buyer and Seller shall each execute, acknowledge and deliver such additional documents or instruments and take such other action as Buyer or Seller, as the case may be, may reasonably request to more effectively accomplish the transactions and conveyances contemplated by this Agreement.

5.6 Publicity. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or in connection with the Bankruptcy Case or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that to the extent reasonably possible, each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or in connection with the Bankruptcy Case or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

5.7 Confidentiality.

(a) Each party hereto acknowledges that the other party has legitimate and continuing proprietary interests in the protection of its confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party hereto agrees not to disclose, furnish or make accessible to anyone or use for its own benefit

(other than as contemplated hereby) any trade secrets or other confidential or proprietary information (the "Confidential Information") of another party hereto relating to Seller, Buyer and/or their respective businesses or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including, without limitation, any business plans, marketing plans, financial information, strategies, systems, programs, methods, and computer programs.

(b) The Confidential Information shall be kept strictly confidential by the parties and shall not be disclosed to any person except as in the opinion of outside counsel is required by applicable law, regulation or legal process, and only after compliance with the procedures contained in this section, except that Buyer, on the one hand, and the Seller, on the other hand, may disclose Confidential Information to the Buyer's representatives, in the case of disclosures by Buyer, and to the Seller's representatives, in the case of disclosures by Seller; provided, however, that, except as provided in section, any Person to whom Confidential Information is so disclosed shall (A) have a need to know such information for purposes of consummating the transactions contemplated by this Agreement and (B) first agree to be bound by the provision of this section; and provided, however, that Buyer may disclose Confidential Information to current or former officers and principals of FiberCore, and the provisions of this Section 5.8 shall not apply to such disclosures. If any party becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the party subject to such legal process shall provide the other parties with prompt prior written notice of such requirement so that the other parties may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the party subject to the legal process agrees to disclose only that portion of the Confidential Information that they are advised by outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information.

(c) It is acknowledged and agreed by the parties that (i) this Agreement and any Ancillary Documents may be filed by Seller with the Bankruptcy Court and none of the restrictions contained in this section will be applicable to any documents so filed.

(d) If this Agreement is terminated pursuant to Article VII, the parties will promptly return to the other parties (and to Buyer, as applicable) or destroy all Confidential Information obtained as part of this sale process from the other parties (or the Buyer representatives, as applicable) and all copies, extracts or other reproductions thereof in whole or in part. Notwithstanding the return or destruction of the Confidential Information, the parties will continue to be bound by the provisions of this section.

5.8 Notice of Nonsatisfaction of Closing Condition. On the date that is no later than three (3) Business Days prior to the Closing Date, each of Buyer and Seller will deliver to the other written notice of any fact, circumstance or condition of which they have actual knowledge that would cause, or that a reasonable Person would expect to have a substantial likelihood to cause, any of the conditions to Closing set forth in Sections 6.1, 6.2 or 6.3 of this Agreement not to be satisfied at Closing; provided, however, that inclusion or omission of any such fact,

circumstance or condition in or from any such written notification shall not be deemed a waiver of any rights under this Agreement, and shall not alter or otherwise affect the representations, warranties, covenants, conditions or agreements contained in this Agreement.

5.9 Permits. With respect to any Permit for which any required consent or approval is not obtained prior to Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. With respect to any Permit not so transferred, after the Closing, Seller shall use its good faith efforts to provide Buyer with the same benefits arising under such Permit, provided, however, that Buyer shall be responsible for the payment of all fees required to maintain the existence of such Permits, and Buyer, as agent for Seller, shall be entitled to take any and all actions to maintain such Permits in full force and effect. To facilitate the transfer or replacement of such Permits, Seller shall not be dissolved pursuant to the Bankruptcy Case until the earlier of (1) the date on which Buyer has obtained the transfer or replacement of all Permits required to conduct the Business, or (2) on the 1st anniversary of the Closing Date.

5.10 Cooperation. Buyer shall reasonably cooperate with the Seller in furnishing to the Bankruptcy Court evidence of adequate assurance by Buyer of its future performance under the Assumed Contracts, and evidence that Buyer has the financial wherewithal to timely close the transactions contemplated by this Agreement. In addition, Buyer shall reasonably cooperate with the Seller in the Seller's efforts to obtain the approval of the Sale Order.

5.11 Access to Records. From and after the Closing Date, the Seller on the one hand and Buyer on the other hand shall afford each other and their respective counsel, accountants and other répresentatives such access to records in respect of the Seller's businesses that, after the Closing, are in the custody or control of the other party and that such party reasonably réquires in order to comply with its obligations under Law, including, but not limited to, audits by tax authorities, or that Buyer reasonably requires to comply with its material obligations under the Assumed Contracts, provided that Seller shall not be entitled to any post-Closing information. Buyer will retain all records that Buyer may have, if any, relating and material to the operation of the Seller's businesses and the Assets prior to the Closing for a period of 1 year after the Closing Date.

5.12 Discharge of Liens and Encumbrances. The Assets shall be transferred to the Buyer, pursuant to the Sale Order, free of all liens, claims, charges, security interests, pledges, assignments or encumbrances, except for the Surviving Claims asserted.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement, unless waived by the other parties hereto, shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) No order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the

transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such order, writ, injunction or decree.

(b) The Bankruptcy Court shall enter the Sale Order, in form and substance agreeable to the Buyer in its sole discretion, approving the transactions contemplated hereby and the terms and conditions of this Agreement, finding that, without limitation, (i) notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances under the Bankruptcy Code and in accordance with any other applicable Law, and (ii) the Seller has the legal right to the Assets and the legal right and capacity to convey all of the right, title and interest of the Seller in and to the Assets to the Buyer, and (iii) that Buyer is a good faith Buyer and is entitled to the protections afforded by Bankruptcy Code Sections 363(m) and (n), providing for the sale of the Assets free and clear of all Liens, claims and encumbrances, except for the Surviving Claims asserted.

(c) The passage, after the entry by the Bankruptcy Court of the Sale Order, of 11 days without any stay of the Sale Order or any injunction against the performance of the parties' obligations hereunder or thereunder having been entered or interposed; provided that Buyer may elect to waive the condition specified in this Section 6.1(c) and proceed to the Closing before the passage of 11 days.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, which may be waived in writing at the option of Buyer in its sole discretion:

(a) Seller shall have executed and delivered the documents required to be executed and delivered by it pursuant to the provisions hereof, including, without limitation, the Ancillary Documents to which the Seller is a party;

(b) all of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects; and

(c) all representations and warranties of Seller in this Agreement and in the Ancillary Documents, or in any exhibit, schedule or document delivered pursuant hereto shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date.

6.3 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Seller in its sole discretion:

(a) all representations and warranties of Buyer in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date;

(b) Buyer shall have executed and delivered the documents required to be executed and delivered by it pursuant to the provisions hereof, including, without limitation, the Ancillary Documents to which Buyer is a party; and

(c) all of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of each of Seller and Buyer;

(b) by Seller or Buyer (provided that such party is not then in material breach of any provision of this Agreement), if a governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by Buyer (provided that Buyer is not then in material breach of any provision of this Agreement):

(i) if the Sale Order has not been entered by the Bankruptcy Court on or before January 18, 2006, or if the Sale Order thereafter (A) is stayed by order of the Bankruptcy Court or by order of any appellate court or other court of competent jurisdiction (and such stay is not terminated by February 15, 2006) or (B) ceases to be effective;

(ii) if all of the conditions in Sections 6.1 and 6.3 have been satisfied, and Seller fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(iii) upon the dismissal of the Bankruptcy Case;

(iv) if the Closing Date does not occur on or before February 15, 2006, unless the failure to consummate the Closing is due to the failure of Buyer to perform any of its obligations under this Agreement to the extent required to be performed by Buyer prior to or on the Closing Date,

(v) if any event, circumstance, condition, fact, effect or other matter has occurred or exists that would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of Buyer set forth in Article VI and cannot be cured within five (5) Business Days after the giving of notice to Seller;

(vi) if (A) Seller shall have made any representation or warranty in Article III hereof that Seller knew to be false at the time it was made, and the falsity of such representation or warranty is material to the Assets, the Business, the Seller, taken as a whole, or (B) Seller materially breach any of the covenants of Seller set forth herein and such breach (if capable of being cured) is not cured within five (5) Business Days following Seller's receipt of written notice of such breach;

(vii) the Seller fails to comply with any affirmative covenant, agreement, obligation, term or condition of this Agreement;

(viii) any representation or warranty made in this Agreement by the Seller shall prove to have been false or misleading in any material respect when made; or

(d) by Seller (provided that Seller is not then in material breach of any provision of this Agreement):

(i) if the Sale Order has not been entered by the Bankruptcy Court on or before January 18, 2006, or if the Sale Order thereafter (A) is stayed by order of the Bankruptcy Court or by order of any appellate court or other court of competent jurisdiction (and such stay is not terminated by February 15, 2006) or (B) ceases to be effective; or

(ii) if all of the conditions in Sections 6.1 and 6.2 have been satisfied, and Buyer fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

7.2 <u>Procedure and Effect of Termination</u>. In the event of termination of the transactions contemplated hereby pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party to this Agreement, and this Agreement shall terminate (subject to the

provisions of this Section 7.2) and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

(a) Silica shall be immediately relieved of its agreements and obligations under this Agreement, and Silica, at its option and in its sole discretion, may immediately terminate this Agreement and exercise all rights and pursue any and all remedies, legal and equitable, available to it under the Loan Documents and pursuant to applicable law, without further application to or order of the Bankruptcy Court. Notwithstanding the termination of the Agreement pursuant to the provisions hereof, the provisions of recital paragraphs J through T hereof shall remain binding on the Seller and the parties hereto and shall constitute findings of fact and conclusions of law not subject to challenge by any party;

(b) Seller shall abandon all its right, title and interest in and to the Assets as authorized by the Sale Order, or if the Sale Order is not then effective. Seller shall promptly move for authority to abandon the Assets pursuant to Section 554 of the Bankruptcy Code; and

(c) Secured Party shall have relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code to conduct the Secured Party Sale as authorized by the Sale Order, or if the Sale Order is not then effective, termination of this Agreement shall constitute the Seller's consent to immediate relief from stay pursuant to Section 362(d) of the Bankruptcy Code. With respect to the Commscope Settlement, Secured Party recognizes that Seller is entitled to a claim for reimbursement of fees and expenses pursuant to 11 U.S.C. § 506(c), although it reserves the right to object to the amount of such claim. Secured Party shall not have relief from the automatic stay with respect to the Commscope Settlement until the Seller has filed any requests for allowance of fees and expenses pursuant to 11 U.S.C. §506(c), and such requests have been ruled upon by the Bankruptcy Court; and

(d) no party hereto shall have any liability or further obligation under this Agreement, except that the provisions of Sections 5.8 (Confidentiality), 7.2 (Procedure and Effect of Termination), 8.15 (Waiver of Jury Trial), 8.16 (Exclusive Jurisdiction) and 8.21(Release) shall survive any termination and remain in full force and effect.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Representations and Warranties. The representations and warranties set forth in this Agreement and in the Ancillary Documents, or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Seller shall survive Closing.

8.2 Notices. Any notice, communication, request, reply or advice hereunder (a "Notice") must be in writing and shall be delivered by reputable overnight commercial courier service, hand delivery or telecopier. Notice so given shall be effective when delivered on a Business Day before 5:00 p.m. local prevailing time. Refusal of delivery shall be deemed to be receipt. Notice given in any other manner shall be effective when received by the party to whom it is given. For purposes of Notice, the addresses of the parties shall be as follows:

If to the Seller, then to: Steven Weiss, Esq.

Shatz, Schwartz and Fentin, P.C.
1441 Main Street, Suite 1100
Springfield, MA 01103
(413) 736-0375 telecopier

If to the Buyer, then to:

Steven Phillips
Silica Tech, LLC
199 Main Street
White Plains, NY 10601
(914) 686-4192 telecopier

With a copy to:

Richard E. Mikels, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC
One Financial Center
Boston, MA
(617) 542-2241 telecopier

8.3 Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future of Buyer. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.5 Entire Agreement; Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.

8.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Buyer and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties. Such amendments and supplements shall not require the approval of the Bankruptcy Court, or any other party, provided that such amendments and supplements are not material.

8.7 No Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

8.8 Enforcement. The laws of the Commonwealth of Massachusetts, and the federal bankruptcy laws, as applicable, shall govern the interpretation, validity, performance and

enforcement of this Agreement, without reference to any conflict of law or choice of law provisions therein. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Buyer on the other hand will not otherwise be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee, receiver, receiver-manager, interim receiver or similar officer appointed for Seller) and permitted assigns. This Agreement shall not be assignable or delegable by Seller without the prior written consent of Buyer. The Buyer may assign its rights and obligations under this Agreement, in whole or in part, to any entity or entities in its sole discretion and without the consent of Seller, Trustee, FiberCore or the Estate.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

8.12 Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

8.13 Further Assurances. Both parties agree that either will execute such further documentation or take such further actions as the other party may reasonably request to effectuate the transfer of the Assets and implement this Agreement.

8.14 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

8.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE SELLER, THE TRUSTEE AND FIBERCORE HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY LOAN

DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN), OR ACTIONS OF TYCO AND/OR ITS AFFILIATES.

8.16 Exclusive Jurisdiction. Without limiting any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 8.2 hereof.

8.17 Not Exclusive. No right, power or remedy conferred on Silica by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available to Silica by agreement or at law or in equity, by statue or otherwise.

8.18 Survival. This Agreement and all representations, warranties, covenants, provisions, terms conditions and agreements contained in this Agreement or made in writing by or on behalf of the parties hereto in connection with the transactions contemplated in this Agreement shall survive the closing of the transactions contemplated by this Agreement.

8.19 Other Pleadings. Nothing in this Agreement shall prevent or prohibit any of the parties from filing any motion, application, objection or other pleading in the Bankruptcy Case on any grounds, except for such grounds that are inconsistent with the provisions hereof.

8.20 No Defenses or Claims. The Seller, the Trustee, FiberCore and the Estate do not have any claims, actions, causes of action, defenses, counterclaims or set-offs of any kind or nature with respect to the Loan Documents or otherwise against Silica, its affiliates, or Fleet, and their respective officers, directors, attorneys, agents, representatives, employees, shareholders, parent corporations, subsidiaries, affiliates, predecessors, successors and assigns that they can or could assert in connection with the events occurring on or prior to the date of this Agreement.

8.21 Release. Each of the Seller, the Trustee, FiberCore and the Estate, respectively, represent and warrant that they are aware of no claims, actions, causes of action, defenses, counterclaims or setoffs of any kind or nature that they can or could assert against Steven Phillips, Mohd Aslami, Charles DeLuca, Silica, Tyco or Fleet, and their respective officers, directors, attorneys, agents, representatives, employees, shareholders, parent corporations, subsidiaries, affiliates, predecessors, successors and assigns in connection in any way with the Loan Documents or any related agreements. In the event that any of the Seller, the Trustee, FiberCore or the Estate have any claims, actions, causes of action, defenses, counterclaims or setoffs of any kind or nature now existing, including, without limitation, avoidance actions under federal bankruptcy law or other applicable law, whether known or unknown, that it now or hereafter may assert against Steven Phillips, Mohd Aslami, Charles DeLuca, Silica, Tyco or Fleet, and their respective officers, directors, attorneys, agents, representatives, employees, shareholders, parent corporations, subsidiaries, affiliates, predecessors, successors and assigns arising on or before the date hereof or based on facts and circumstances that occurred on or prior to the date hereof (the "Claims"), then each of the Seller, the Trustee, FiberCore and the Estate

forever waive and release Steven Phillips, Mohd Aslami, Charles DeLuca, Silica, Tyco and Fleet, and their respective officers, directors, attorneys, agents, representatives, employees, shareholders, parent corporations, subsidiaries, affiliates, predecessors, successors and assigns (individually, a "Released Party"; collectively, the "Released Parties") from the Claims; provided, however, that this shall not prohibit the Seller from objecting to the Administrative Priority Claims of Principals (as described in §2A.6) for any reason. In addition, each of the Seller, the Trustee, FiberCore and the Estate represent and warrant that they will not commence, join in, prosecute, or participate in any suit or other proceeding in a position that is adverse to the Released Parties related to the Claims. This agreement and covenant on the part of the Seller, the Trustee, FiberCore and the Estate is contractual, and not a mere recital.

[The remainder of this page has intentionally been left blank.]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

____
STEVEN WEISS,
as Chapter 7 Trustee of FiberCore, Inc.

SILICA TECH, LLC

By: Silica Tech Holdings, LLC
Its Managing Member

By:______________________________
Name: Steven Phillips
Title: a Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

STEVEN WEISS,
as Chapter 7 Trustee of FiberCore, Inc.

SILICA TECH, LLC

By: Silica Tech Holdings, LLC
Its Managing Member

By:________________________
Name: Steven Phillips
Title: a Managing Member

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

____
STEVEN WEISS,
as Chapter 7 Trustee of FiberCore, Inc.

SILICA TECH, LLC

By: Silica Tech Holdings, LLC
Its Managing Member

By: ______________________________
Name: Steven Phillips
Title: a Managing Member

EXHIBIT A-1

BILL OF SALE

Steven Weiss, in his capacity as Chapter 7 trustee (the "Trustee", or the "Seller"), acting under the authority of the United States Bankruptcy Court for the District of Massachusetts and the [Order] of the Court entered _________, 2005 (docket no. ________; Case No. 03-46551-HJB), for the estate of FiberCore, Inc., a Nevada Corporation ("FiberCore"), for good and valuable consideration paid to it, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding that the following property may also be conveyed by separate and specific transfer documents, by these presents do sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Silica Tech, LLC ("Buyer"), all of the Seller's right, title and interest in and to the Assets (as defined in that certain Asset Purchase Agreement and Settlement Agreement dated November _____, 2005 by and between Seller and Buyer), TO HAVE AND TO HOLD such Assets unto Buyer and its successors and assigns to and for its or their use forever.

Seller hereby constitutes and appoints Buyer, its successors and assigns, Seller's true and lawful attorney and attorneys, with full power of substitution, in Seller's name and stead, by, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Assets transferred hereunder and to give receipts and release for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, that Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred, and delivered, or intended so to be, and to do all acts and the things in relation to the Assets transferred hereunder that Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale, this _____ day of _____________, 2005.

____

STEVEN WEISS, as Chapter 7 Trustee of FiberCore, Inc.

EXHIBIT A-2
ASSIGNMENT AND ASSUMPTION
OF ASSUMED CONTRACTS, LEASES AND LICENSES

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted:

(A) Steven Weiss, in his capacity as Chapter 7 trustee (the "Trustee", or the "Seller") for the estate of FiberCore, Inc., a Nevada Corporation ("FiberCore"), acting under the authority of the United States Bankruptcy Court for the District of Massachusetts and the [Order] of the Court entered ________, 2005 (docket no. _______; Case No. 03-46551-HJB), does hereby by these presents SELL, TRANSFER, and ASSIGN, unto Silica Tech, LLC ("Buyer"), and its successors or assigns, all of its right, title and interest in and to the Assumed Contracts (as defined in the Asset Purchase Agreement dated November ____, 2005 by and between Seller and Buyer); and

(B) Pursuant to the Asset Purchase Agreement, Seller has paid all costs to cure the Assumed Contracts and Buyer hereby accepts assignment of the Assumed Contracts and assumes and agrees to perform all of the obligations of the Seller arising under the Assumed Contracts from and after the date hereof and in accordance with the aforementioned Asset Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment and Assumption of Assumed Contracts, Leases and Licenses in counterparts if necessary, this _____ day of ____________, 2005.

____
STEVEN WEISS, as Chapter 7 Trustee of FiberCore, Inc.

SILICA TECH, LLC.

By:______________________
Name: ____________________
Title: ____________________

EXHIBIT A-3

ASSIGNMENT AND ASSUMPTION OF PATENTS

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted Steven Weiss, in his capacity as Chapter 7 trustee (the "Trustee" or the "Seller"), acting under the authority of the United States Bankruptcy Court for the District of Massachusetts and the [Order] of the Court entered ________, 2005 (docket no. _______; Case No. 03-46551-HJB), for the estate of FiberCore, Inc., a Nevada Corporation ("FiberCore") does hereby:

(A) SELL, ASSIGN and TRANSFER to Silica Tech, LLC ("Buyer"), and its successors or assigns, the Seller's entire right, title and interest for the United States and all foreign countries, in and to the items identified on Exhibit A attached hereto and to any and all improvements that are disclosed in United States Letters Patent No(s). [__________], issued [____________], such Letters Patent and all divisional, continuing, substitute, renewal, reissue and all other applications for patent that have been or shall be filed in the United States and all foreign countries on any of such improvements; all original and reissued patents that have been or shall be issued in the United States and all foreign countries on such improvements; and specifically including the right to file foreign applications under the provisions of any convention or treaty and claim priority based on such application in the United States, and the right to bring suit for past infringements of such patents;

(B) AUTHORIZE AND REQUEST the issuing authority to issue any and all United States and foreign patents granted on such improvements to Buyer and its successors or assigns; and

(C) COVENANT that, when requested and at the expense of Buyer, to carry out in good faith the intent and purpose of this assignment, Seller will execute all divisional, continuing, substitute, renewal, reissue, and all other patent applications on any and all such improvements; execute all rightful oaths, declarations, communicate to Buyer all facts known to the undersigned relating to such improvements and the history thereof; and generally do everything possible that Buyer shall consider desirable for securing, maintaining and enforcing proper patent protection for such improvements and for vesting title to such improvements in Buyer.

Execution Copy

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Patents this _____ day of _____________, 2005.

____
STEVEN WEISS, as Chapter 7 Trustee of FiberCore, Inc.

STATE OF _______________)
) SS
COUNTY OF _____________)

On this ____ day of _____________, 2005 before me, _________________, the undersigned Notary Public, personally appeared Steven Weiss, in his capacity as Chapter 7 trustee for the estate of FiberCore, Inc., personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

____
Notary Public

Exhibit A
Patents

(to be provided to satisfaction of Buyer)

EXHIBIT A-4

ASSIGNMENT AND ASSUMPTION OF TRADEMARKS

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Steven Weiss, in his capacity as Chapter 7 trustee (the "Trustee", or the "Seller"), acting under the authority of the United States Bankruptcy Court for the District of Massachusetts and the [Order] of the Court entered _________, 2005 (docket no. ______ ; Case No. 03-46551-HJB), for the estate of FiberCore, Inc., a Nevada Corporation ("FiberCore"), being the owner of the trademarks and service marks listed on the attached Exhibit A (the "Trademarks"), hereby assigns, sells and conveys all of Seller's right, title and interest in and to the Trademarks and the applications and registrations therefor, together with the goodwill of the business in connection with which the Trademarks have been used to Silica Tech, LLC ("Buyer"), to be held and enjoyed by Buyer, or its successors and assigns, for its own use and enjoyment to the full end of the term or terms for which such Trademarks may be granted, as fully and entirely as the same would have been held and enjoyed by Seller had this Assignment and Assumption of Trademarks not been made.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Trademarks this _____ day of _____________, 2005.

____

STEVEN WEISS, as Chapter 7 Trustee of FiberCore, Inc.

STATE OF _______________)
) SS
COUNTY OF _____________)

On this _ day of ______, 2005 before me, _________________, the undersigned Notary Public, personally appeared Steven Weiss, in his capacity as Chapter 7 trustee for the estate of FiberCore, Inc., personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

____

Notary Public

Exhibit A
Trademarks

(to be provided to satisfaction of Buyer)

Execution Copy

EXHIBIT A-5

ASSIGNMENT AND ASSUMPTION OF COPYRIGHTS

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Steven Weiss, in his capacity as Chapter 7 trustee (the "Trustee", or the "Seller"), acting under the authority of the United States Bankruptcy Court for the District of Massachusetts and the [Order] of the Court entered _________, 2005 (docket no. ________; Case No. 03-46551-HJB), for the estate of FiberCore, Inc., a Nevada Corporation ("FiberCore") being the owner of the copyrights listed on the attached Exhibit A (the "Copyrights"), hereby assigns, sells and conveys all of Seller's right, title and interest in and to the Copyrights and the applications and registrations therefor to Silica Tech, LLC, a ______________________ corporation ("Buyer"), to be held and enjoyed by Buyer, or its successors or assigns, for its own use and enjoyment to the full end of the term or terms for which such Copyrights may be granted, as fully and entirely as the same would have been held and enjoyed by FiberCore had this Assignment and Assumption of Copyrights not been made.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Copyrights this _____ day of _____________, 2005.

____

STEVEN WEISS, as Chapter 7 Trustee of FiberCore, Inc.

STATE OF _______________)
) SS
COUNTY OF _____________)

On this ____ day of ____________, 2005 before me, __________________, the undersigned Notary Public, personally appeared Steven Weiss, in his capacity as Chapter 7 trustee for the estate of FiberCore, Inc., personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

____

Notary Public

Exhibit A
Copyrights

(to be provided to satisfaction of Buyer)

EXHIBIT B

FORM OF STOCK POWERS

(to be provided to satisfaction of Buyer)

SCHEDULE 2.1 - ASSETS

1. Intellectual Property (as defined in the APA)

2. IP Books and Records (as defined in the APA)

3. All claims of FiberCore, Inc. against FiberCore Jena AG its successors and/or assigns arising under or pertaining to that certain Patent and Technology Information License Agreement (the "Jena License") between FiberCore, Inc. and FiberCore Jena AG dated as of May 22, 2003, including, without limitation, all claims arising under or pertaining to section 14.03 of the Jena License, including, without limitation, such claims as asserted in that certain claim dated June 15, 2004 and filed by the Trustee on behalf of FiberCore, Inc. (the "German Proof of Claim") in the insolvency proceedings pending in Germany for FiberCore Jena AG (all of the foregoing being defined as the "Jena License Claim")

4. All claims of FiberCore, Inc. against J-Fiber GmbH (purchaser of FiberCore Jena assets), if any ("J-Fiber Claims").

5. All claims of FiberCore, Inc. against FiberCore Jena AG and DKB Bank including, without limitation, the claims asserted by FiberCore, Inc. in the German Proof of Claim, including, without limitation, the following (all of the foregoing being defined as the "Other Jena Claims"):

   A. claim pertaining to Sparkasse Bank, including, without limitation, claims pertaining to 2.0 million Euros collateralizing loan from Sparkasse Bank (asserted in the German Proof of Claim in the approximate amount of 3.9 million Euros)

   B. claim pertaining to profit participation agreement (asserted in the German Proof of Claim in the approximate amount of 1.9 million Euros)

   C. claim pertaining to shareholder loan agreement (asserted in the German Proof of Claim in the approximate amount of 1.4 million Euros)

   D. claim pertaining to intercompany payable (asserted in the German Proof of Claim in the approximate amount of 2.0 million Euros)

6. All claims against Sparkasse Bank and/or DKB Bank including without limitation claims pertaining to (i) a breach of contract failing to honor funding commitments to FiberCore Jena AG, and (ii) Claims against Sparkasse Bank for lender liability for actions it took with respect to designating holders of certain management positions at FiberCore Jena (the "Lender Claims").

7. All claims of FiberCore, Inc. against shareholders, officers and directors of FiberCore Asia.

8. All inventory

9. All equipment, including office equipment and furniture.

10. All non-trade accounts receivable, and all accounts receivable and amounts due in regard to the Jena License and the Intellectual Property

11. Stock and other equity interests in FiberCore, Inc.'s United States direct and indirect subsidiaries, whether wholly- or partially-owned

12. Stock and other equity interests in FiberCore, Inc.'s foreign (non United States) direct and indirect subsidiaries, whether wholly- or partially-owned

The Other Jena Claims and the Lender Claims shall be collectively referred-to herein as the "Acquired Claims."

SCHEDULE 2.1A – EXCLUDED ASSETS

1. Cash on hand on the Closing Date

2. Trade accounts receivable reflected in the General Books and Records on the Closing Date

3. FiberCore's claims against OFS/Fitel/Brightwave (the "Brightwave Claim") (proceeds, of the Brightwave Claim are to be distributed as set forth in the Agreement)

4. FiberCore, Inc.'s general books and records, other than the IP Books and Records (defined as "General Books and Records")

5. Avoidance Actions

6. Any other claims or causes of action of FiberCore, Inc. that are not included in the Assets (all of the foregoing being defined as "Other Claims")

7. Any other property that is not included in the Assets

SCHEDULE 2.2 – ASSET ALLOCATION

To be completed by Silica

SCHEDULE 2.6 – ASSUMED CONTRACTS

1. Jena License (as defined on Schedule 2.1)
2. Lease for storage location for books and records, etc. (at Silica's option)

SCHEDULE 3.3 – INTELLECTUAL PROPERTY

To be provided to satisfaction of Silica.

SCHEDULE 3.5 – PERMITS; COMPLIANCE WITH LAWS

To be provided to satisfaction of Silica.